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Exhibit 8.2

MILBANK, TWEED, HADLEY & McCLOY LLP
LOS ANGELES 213-892-4000 FAX: 213-629-5063	28 LIBERTY STREET NEW YORK, NY 10005-1413	BEIJING 8610-5969-2700 FAX: 8610-5969-2707

WASHINGTON, D.C. 202-835-7500 FAX: 202-835-7586	212-530-5000 FAX: 212-530-5219	HONG KONG 852-2971-4888 FAX: 852-2840-0792
LONDON 44-20-7615-3000 FAX: 44-20-7615-3100		SEOUL 822-6137-2600 FAX: 822-6137-2626
FRANKFURT 49-69-71914-3400 FAX: 49-69-71914-3500		SINGAPORE 65-6428-2400 FAX: 65-6428-2500
MUNICH 49-89-25559-3600 FAX: 49-89-25559-3700	July 20, 2018	TOKYO 813-5410-2801 FAX: 813-5410-2891
SÃO PAULO 55-11-3927-7700 FAX: 55-11-3927-7777

Nabors Industries, Inc.
515 West Greens Road
Suite 1200
Houston, Texas 77067

Ladies and Gentlemen:

        We have acted as special United States federal counsel for Nabors Industries, Inc., a Delaware corporation, as issuer (the "Company"), and Nabors Industries Ltd., a Bermuda exempted company, as guarantor (the "Guarantor"), in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the "Act"), on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), relating to up to $800,000,000 in aggregate principal amount of 5.75% Senior Notes due 2025 of the Company (the "Exchange Notes") and the related guarantees of the Exchange Notes by the Guarantor to be issued in exchange for an equal aggregate principal amount of the Company's outstanding unregistered 5.75% Senior Notes due 2025 (the "Old Notes"), and the related guarantees of the Old Notes, which were issued by the Company on January 23, 2018 in private offerings that were exempt from registration under the Act.

        The Company has requested that we render our opinion as to certain tax matters in connection with the Registration Statement filed by the Company pursuant to the Act and the rules and regulations of the Commission promulgated thereunder (the "Rules"). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

        In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party's certificate or instrument of formation and by-laws or the laws of such party's jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

        The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the exchange offer, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

        Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption "Certain U.S. Federal Income Tax Considerations" in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of exchanging Old Notes for Exchange Notes pursuant to the exchange offer and of the ownership and disposition of Exchange Notes acquired pursuant to the exchange offer.

        We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading "Legal Matters" contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/	MILBANK, TWEED, HADLEY AND MCCLOY LLP

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  Exhibit 8.2